Exhibit 99.1

Purebase Receives Additional Funding from Existing Shareholder

IONE, CA – (March 22nd, 2021) – Purebase Corporation (OTCQB:PUBC), (“Purebase” or the “Company”), a diversified resource company, headquartered in Ione, California, announced today that it has received an additional financing commitment of up to $2,000,000 from its largest shareholder, US Mine Corp. (“USMC”), a privately held mining and exploration company, of which certain owners also serve on the Company’s board of directors.

US Mine Corp. has committed to funding Purebase on an as-needed basis through the issuance of unsecured convertible promissory notes. The notes will be payable 2-years after the date of issuance and have an interest rate of 5.0% per annum. US Mine Corp. will have the right to convert any amounts due under the notes into shares of Purebase’s common stock at a conversion price of $0.088 per share.

In addition to this new $2,000,000 financing, in September 2019, USMC previously converted $5,422,362.86 of their debt into shares of Purebase’s common stock, and also invested an additional $1,000,000 in 2019 and 2020 through a series of a convertible note.

Purebase’s CEO, Scott Dockter stated, “US Mine Corp. has invested a considerable amount of capital into Purebase since inception, and we appreciate their continued support as a strategic and financing partner. USMC, and all our other shareholders, understand the potential value of the resources we have here at our Ione, California property, and how we plan on advancing several major potential commercial transactions in the specialized soil amendment and supplementary cementitious materials (SCMs) markets.”

Newbridge Securities Corporation served as a financial advisor on the transaction and The Crone Law Group acted as the Company’s Legal Counsel.

About Purebase Corporation

Purebase Corporation (OTCQB: PUBC) is a diversified resource company that acquires, develops and markets minerals for use in the agriculture, construction and other specialty industries.

Contacts

Emily Tirapelle - Purebase Corporation | emily.tirapelle@purebase.com, and please visit our corporate website and subscribe to our upcoming Newsletter – www.purebase.com/newsletter

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements.”. Those statements include statements regarding the intent, belief, or current expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.purebase.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.